OPERATING AGREEMENT OF

EVOLVEX EQUITY FUND, LLC

a Colorado limited liability company

This Operating Agreement (this “Agreement”) of EvolveX Equity Fund, LLC (the “Company”) effective as of June 9, 2021, is made and entered into by and between EvolveX Capital, LLC (the “Manager“) and the parties who from time to time are admitted as Members of the Company.

The Manager and Members hereby (i) ratify and in all respects confirm the formation of the Company under the laws of Colorado pursuant to the Articles of Organization filed with the office of the Secretary of State of Colorado on June 9, 2021, (ii) confirm that the Company has never had a written Operating Agreement (iii) acknowledge and agree that this Agreement shall supersede any oral agreements of the parties related in any respect to the Company, and (iv) agree as follows:

1. Definitions.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of or agreements with, any Governmental Authority.

“Assets” or “Company Assets” means any and all assets of the Company including interests in real property, mortgages, loans, notes, contracts, receivables, cash, or any other asset of the Company, tangible or intangible.

“Asset Acquisition Fee” means a one percent (1%) fee payable to the Manager or a designated Affiliate of the Manager for the acquisition of each Asset by the Company, payable at the closing of the Asset acquisition.

“Asset Disposition Fee” means a one percent (1%) fee payable to the Manager or a designated Affiliate of the Manager on the disposition (meaning the sale, transfer, assignment, or other conveyance) of any Company Asset by the Company, payable at the closing of the Asset disposition.

“Asset Management Fee” means a one percent (1%) fee payable to the Manager or a designated Affiliate of the Manager on the total amount of Capital Contributions received by the Company (less the allocable portion of Capital Contributions allocated to any Company Asset subject to a Capital Transaction). For the avoidance of doubt, the first day of the first month following the date on which a Capital Transaction occurs will be when the Asset Management Fee will begin to be calculated based on the total Capital Contributions less the allocable portion of the Capital Contributions attributable to the Capital Transaction.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Basis of any property contributed to the Company by such Member. For Class A Members, the amount of such Class A Member’s Capital Contribution shall be reflected on the written Subscription Agreement between the Company and such Class A Member in substantially the form attached hereto as Exhibit B.

“Capital Transaction” means a sale, condemnation, exchange or casualty not followed by reconstruction, or other disposition, whether by foreclosure or otherwise, of any Company Assets.

“Class A Member” shall mean any Person holding Class A Units who has been approved by the Manager.

“Class A Units” shall mean Units in the Company purchased by Members pursuant to a Subscription Agreement. There shall be 50,000 Class A Units each representing an original Capital Contribution of One Thousand Dollars ($1,000.00) for an aggregate of Fifty Million Dollars ($50,000,000.00).

“Class B Member” shall mean EvolveX Capital, LLC.

“Class B Units” shall mean Units in the Company held by the Class B Member. There shall be 50,000 Class B Units each representing a Capital Contribution of 1/1000 Dollar ($0.001) for a total of Fifty Dollars ($50.00).

“Closing” is defined as the acceptance of Subscription Agreements at time periods designated at the sole discretion of the Manager.

“Credit Facility” or “Facility” means any line of credit, note obligation, advance, warehouse lines, and/or individual loans from any lender, secured in first position by one or more of the Company Assets.

“Distributable Cash” means, for any period, the total cash gross receipts of the Company during such period (i) derived from all sources (other than Capital Contributions, Capital Transactions and Refinance Transactions) together with any amounts included in reserves or working capital from prior periods which the Manager reasonably determines to distribute, less the operating expenses of the Company paid during such period (including, but not limited to, present and anticipated debts and obligations under any Credit Facility or otherwise, capital needs and expenses, the payment of any management or administrative fees and expenses, including without limitation, the fees discussed under Section 18(d) and reasonable reserves for contingencies) and any increases or replacements in reserves (other than from Capital Contributions) during such period (“Distributable Cash from Operations”), (ii) in the case of a Capital Transaction, the total cash gross receipts of the Company attributable to such Capital Transaction, less (A) payment of all expenses associated with such Capital Transaction and (B) repayment of all secured and unsecured Company debts required to be paid in connection with such Capital Transaction or that the Members unanimously determine should be paid in connection with such Capital Transaction (“Distributable Cash from Capital Transactions”) and (iii) in the case of a Refinancing Transaction, the total cash gross proceeds of the Company attributable to such Refinancing Transaction, less payment of all expenses and funding of any reserves in connection with such Refinance Transaction (“Distributable Cash from Refinance Transactions”).

“Distributions” means a distribution made by the Company to a Member (when in cash or otherwise) with respect to such Member’s Units, including a distribution of Distributable Cash from Operations, Distributable Cash from Capital Transactions, or Distributable Cash from Refinancing Transactions, as applicable; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units; (b) any recapitalization or exchange of securities of the Company; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member’s capacity as a service provider for the Company or a Company Affiliate. “Distribute” when used as a verb shall have a correlative meaning.

“Effective Date” shall mean the date of transfer of a Class A Member’s Capital Contribution from the Subscription Account into the Company’s operating account and the Company’s acceptance of the Member’s Subscription Agreement, which shall first occur on the date of the Initial Closing, and upon each Closing after the Initial Closing up to and including the Final Closing.

“Final Closing” is defined as the date of the earliest to occur of the following (a) the Company, in the Manager’s sole discretion, elects to no longer accept Capital Contributions; or

(b) the date upon which 50,000 Class A Units have been sold.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Closing” means the first Closing on which a Class A Member is admitted to the Company, which shall occur once 1,000 Class A Units are sold by the Company.

“Managed Real Estate” shall mean any real estate owned or managed by the Company. “Member” shall mean any Person holding Units who has been approved by the Manager. “Ownership Interest” means, for each Class A Member, that percentage which is obtained by dividing the number of Class A Units held by such Class A Member by the total of all Class A Units held by all Class A Members.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Preferred Return” shall mean an eight percent (8%) annual, non-compounding return of a Class A Member’s Capital Contribution. The Preferred Return is cumulative, meaning that if the Preferred Return is not paid in full in any annual period, the amount of the Preferred Return that was not paid in such annual period shall carry forward to the next annual period until paid in full. The Preferred Return applicable to a Member shall be calculated based on the number of days in an applicable annual period that a Class A Member holds Class A Units.

“Refinancing Transaction” means the refinancing or restructuring of a line of credit, note, obligation, advance, warehouse line, loan or other debt obligation under any Credit Facility.

2.      Name. The name of the limited liability company organized hereby is EvolveX Equity Fund, LLC, or such other name as the Manager from time to time may determine, and all business of the Company shall be conducted in such name and/or such other trade name as the Manager shall determine. Upon the termination of the Company, all of the Company’s right, title and interest in and to the use of the name “EvolveX Equity Fund, LLC” and any variation thereof, including any name to which the name of the Company may be changed, shall become the property of the Manager, and the Members shall have no right to, and no interest in, the use of any such name.

3.      Purpose; Powers. The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is to purchase, hold, dispose of, or otherwise deal with Company Assets for its own account, and to otherwise engage in any lawful act or activity for which limited liability companies may be formed under the Colorado Limited Liability Company Act, C.R.S. Sections 7-80-101, et. seq. (the “Act”) related thereto. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to do such things and engage in such activities related to the foregoing as may be necessary, convenient, or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

4.      Principal Office. The address of the principal office of the Company is 7491 Kline Drive, Arvada, CO, 80005. The Company may locate its office at any other place or places as the Manager may from time to time deem advisable.

5.      Registered Agent and Registered Office. The Company shall at all times maintain a registered agent and a registered office in the State of Colorado as provided in the Act. Until changed by the Manager in accordance with this Agreement and the Act, the registered agent of the Company shall be the Company.

6.      Term. The Company shall continue in existence in perpetuity from the date the Articles of Organization were filed with the office of the Secretary of State of Colorado, unless the Company is dissolved earlier in accordance with Section 28.

7.      Limited Liability. Except as otherwise provided by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being a Member of the Company.

8.      Members. The Company shall have two (2) classes of Members: Class A Members and the Class B Member. Each such class of Members shall have the rights, powers, duties, obligations, preferences and privileges set forth in this Agreement.

(a)    At any time prior to the Final Closing, the Manager may, in its sole discretion, admit one or more Persons to the Company as Members. A Person shall be admitted to the Company as a Member (and be shown as such in the books and records of the Company) upon execution and delivery by such Person of this Agreement (or a Joinder Agreement in substantially the form attached hereto as Exhibit A) and a Subscription Agreement (in substantially the form attached hereto as Exhibit B) and the acceptance by the Manager of such subscription in accordance with the terms and conditions of this Agreement.

(b)   At any time on or prior to the Final Closing, the Manager, in its sole discretion, may schedule one or more Closings for the sale of Class A Units and cause the Company to admit Members or permit existing Members to increase their Capital Contribution.

(c)    Contemporaneously with being admitted to the Company or increasing its Capital Contribution, each Member shall make Capital Contributions to the Company in the amount of such Member’s Capital Contribution.

9.      Capital Structure; Voting Rights. The following provisions shall govern the capital structure of the Company:

(a)                Units. All membership interests in the Company shall be evidenced by units (“Units”), which shall be divided into Class A Units and Class B Units. Each type, class or series of Units shall have the privileges, preferences, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Manager shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by each Member (the “Members Schedule”) and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member. The Members Schedule shall be kept with the Company’s books and records and shall be available for any Member’s review upon reasonable request. The Company will sell Class A Units at the price of $1,000 per Class A Unit and there shall be a minimum investment amount of $10,000 for each Class A Member and a maximum investment amount of $10,000,000 for each Class A Member, unless otherwise consented to in writing by the Manager, such consent to be in the Manager’s sole and absolute discretion, and subject at all times to Section 32. The Company shall not issue fractional Units.

(b)               Certification of Units. The Manager may, in its sole discretion, but shall not be required to, issue certificates to the Members representing the Units held by such Member.

(c)                Voting. The Class A Units shall be non-voting Units, except as expressly set forth in Section 17(d), Section 28(a), and Section 29(a), which in such cases, the Class A Units shall be entitled to one vote per Class A Unit held of record on the Company’s books. The Class

B Units shall be entitled to one vote per Class B Unit held of record on the Company’s books as to matters that come before the Members for a vote. Any transferee of Units who is not admitted as a substitute Member in accordance with the terms and provisions of this Agreement shall not be entitled to vote such Units and those Units shall not be treated as outstanding in determining votes or approvals of the Members. For the purposes of this Agreement, the term “Majority Interest” shall mean the Members holding at least a majority of the Units entitled to vote; and the term “Supermajority Interest” shall mean the Members holding at least 75% of the Units entitled to vote.

(d)               Adoption of Agreement. Each Person acquiring Units from the Company in accordance with this Agreement shall be admitted as a Member and shall, by executing and delivering to the Manager a copy of this Agreement or a Joinder Agreement in the form attached hereto as Exhibit A, shall accept, adopt and be bound by the terms and provisions of this Agreement, and such Person shall each execute and deliver such other instruments as the Manager reasonably deems necessary or appropriate to effect, and as a condition to, such acquisition of Units. Upon the amendment of the Members Schedule by the Manager and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units. The Manager shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 11.

10. Capital Contributions.

(a)                Capital Contributions. In exchange for the issuance of the Class A Units specified in each applicable Subscription Agreement (in substantially the form attached hereto as Exhibit B), the Class A Members agree to deliver to the Company the Capital Contribution set forth in such Subscription Agreement. The Class B Member shall be issued the Class B Units in exchange for the Capital Contribution set forth in this Agreement upon the execution of this Agreement. Upon receipt of the Class A Members’ Capital Contributions, the Company will immediately deposit such Capital Contributions into its holding account (the “Subscription Account”). Any investment in the Class A Units only becomes effective as an equity investment as of the Effective Date, and the Manager shall deliver written notice to all Members upon the Effective Date that such investment has become effective as an equity investment. Capital Contributions held in the Subscription Account shall pay no interest to the applicable Member and shall confer no other rights upon the applicable Member. If the Initial Closing does not occur prior to July 1, 2023, all Capital Contributions held in the Subscription Account shall be returned in full immediately, without interest, and this Agreement and any Subscription Agreements shall be void ab initio.

(b)               Additional Capital Contributions and Loans. Except as provided in this Section 10(b), no Member or Economic Interest holder (each may be referred to herein as an “Interest Holder”) shall be required to make loans or additional Capital Contributions to the Company. At such time or times as the Company requires additional capital to conduct the business of the Company, as determined by the Manager, the Manager may elect to borrow money from banks, other lending institutions, Interest Holders, Affiliates of Interest Holders, or other third parties upon such terms and with such security as the Manager determines is reasonable and market for such loans. Further, additional Capital Contributions may be necessary to accomplish the purposes and objectives of the Company. Additional Capital Contributions may be made by the Members when determined necessary by the Manager, from time to time, in the amounts determined by the approval of the Manager. Such additional Capital Contributions shall be payable in proportion to each Class A Member’s Ownership Interest. If the then current Class A Members are unable or unwilling to meet the demand for additional Capital Contributions, the Class A Members acknowledge that new Members may be added at the time additional capital is required on terms no more favorable than was offered to the existing Class A Members. The Class A Members acknowledge that their Ownership Interest may change (including being diluted) from time to time as a result of adding new Members to obtain additional Capital Contributions. In the event that one or more Members is unable or unwilling to contribute such additional Capital Contributions, then the Manager may amend this Agreement to admit new Members on terms no more favorable than was offered to the existing Class A Members. However, this section is not for the benefit of any creditors of the Company. No creditor of the Company may obtain any right under this paragraph to make any claim that a Member is obligated to contribute capital to the Company for the purpose of satisfying the Company’s creditors. Such Member or Members making additional Capital Contributions shall receive a Capital Account credit for each such additional Capital Contribution at the time and in the amount that such Capital Contribution is made, and the Members Schedule shall be adjusted accordingly as to the Ownership Interest for all Members. If a loan agreement is negotiated with an Interest Holder, the loan shall be evidenced by a promissory note payable by the Company in a form approved by the Manager. Any loan given by any Member to the Company shall not be considered a Capital Contribution and shall not affect the maintenance of such Member’s Capital Account. The loan shall be repaid by the Company to the Interest Holder, with unpaid interest, if any, according to the terms of the note. Such interest and repayment of the amounts so loaned are to be entitled to priority of payment over the Distributions to Interest Holders with respect to their Units. Loans by any Interest Holder to the Company shall not be considered Capital Contributions to the Company.

11.  Capital Accounts. The Company shall maintain for each Member a separate capital account (“Capital Account”) in accordance with the rules prescribed pursuant to Section 704 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder, including but not limited to Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

12.  Book Basis. The book basis (“Book Basis”) of an Asset of the Company shall mean the Asset’s adjusted tax basis, as determined for federal income tax purposes; provided, however, that (i) if property is contributed to the capital of the Company, the initial Book Basis of such property shall be its fair market value on the date of contribution, as determined in good faith by the Manager; (ii) if the Capital Accounts of the Company are adjusted (at the discretion of the Manager) pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect the fair market value of the Company’s Assets, the Book Basis of each such Asset shall be adjusted to equal its fair market value, as determined in good faith by the Manager as of the time of such adjustment in accordance with such Regulation; and (iii) the Book Basis of all Assets shall be adjusted thereafter by depreciation and amortization as provided in Treasury Regulations Section 1.704- 1(b)(2)(iv)(g).

13.  No Interest. Except as otherwise expressly provided in this Agreement, no interest shall be paid by the Company on Capital Contributions, balances in Member’s Capital Accounts or any other funds contributed to the Company or Distributed or Distributable by the Company under this Agreement.

14.  No Withdrawal; Return of Contribution. No Member shall have the right to withdraw any portion of such Member’s Capital Account without the consent of the Manager. Except as required by the Act, no Member shall be personally liable to any other Member for the return of any Capital Contributions (or any additions thereto), it being agreed that any return of capital as may be made from time to time shall be made solely from the Assets of the Company and only in accordance with the terms hereof.

15. Allocations of Profits and Losses.

(a)                Allocations of Profits and Losses. Except as otherwise provided in this Section 15, all income, loss, deductions and credits, and each and every item thereof, of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 15(c), the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the Distributions that would be made to such Member pursuant to Section 29(c) if the Company were dissolved, its affairs wound up and its Assets sold for cash equal to their book value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability (within the meaning of Treasury Regulations Section 1.704-2(b)(3)) to the book value of the Assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 29(c), to the Members immediately after making such allocations, minus (ii) such Member’s share of partnership minimum gain or partner nonrecourse debt minimum gain (within the meaning of Treasury Regulations Section 1.704-2), computed immediately prior to the hypothetical sale of assets.

(b)               Value of Contributions. In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction, and tax depreciation with respect to any property which has a Book Basis different from its adjusted basis as determined for federal income tax purposes shall, solely for income tax purposes (and without adjusting any Member’s Capital Account therefor), be allocated among the Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property.

(c)                Special Allocations. The following special allocations shall, except as otherwise provided, be made in the following order:

(i)                 Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 15, if there is a net decrease in partnership minimum gain or partner nonrecourse debt minimum gain (within the meaning of Treasury Regulations Section 1.704-2) during any taxable period, items of income and gain for such taxable period (and, if necessary, subsequent taxable periods) shall be allocated among the Members in accordance with Treasury Regulations Section 1.704-2(d), 1.704-2(f), 1.704-2(g) and 1.704-2(i). The items to be so allocated, and the order in which such items must be allocated, shall be determined in accordance with Treasury Regulations Section 1.704-2(j)(2). This Section

15(c)(i) is intended to comply with the minimum gain chargeback requirements set forth in Treasury Regulations Section 1.704-2 and shall be interpreted consistently therewith.

(ii)               If any Member unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be specifically allocated to such Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(d). This Section 15(c)(ii) is intended to comply with the “qualified income offset” provision of the Regulation last cited and shall be interpreted consistently therewith.

(iii)            Nonrecourse deductions (within the meaning of Treasury Regulations Section 1.704-2(b)(1)) for any fiscal year or other period shall be allocated among the Members under Treasury Regulations Section 1.704-2(e) in accordance with the Members’ respective Units.

(iv)             Any partner nonrecourse deduction (within the meaning of Treasury Regulations Section 1.704-2(i)) for any period shall be allocated to the Member that potentially bears an economic risk of loss with respect to the partner nonrecourse debt (within the meaning of Treasury Regulations Section 1.704-2(b)(4)) to which such partner nonrecourse deductions are attributable, all in accordance with the principles of Treasury Regulations Section 1.704-2(i)(1) and (2).

(d)               If any interest in the Company is transferred, or upon the admission or withdrawal of a Member, in accordance with the provisions of this Agreement, the income or loss attributable to such interest in the Company for such calendar year shall be divided and allocated ratably between the Members on a daily basis.

(e)                Any “excess nonrecourse liabilities” (as defined in Treasury Regulations Section 1.752-3(a)(3)) shall be allocated among the Members in accordance with their respective Units.

(f)                 To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain or loss and such gain or loss shall be specially allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(g)               The terms and provisions of the Treasury Regulations promulgated under Section 704 of the Code are deemed incorporated herein by reference.

(h)               The parties intend that the foregoing tax allocation provisions of this Section 15 shall produce final Capital Account balances of the Members that will permit liquidating Distributions that are made in accordance with Section 29(c) to conform to the Distributions in accordance with Section 16 hereof. To the extent that the tax allocation provisions of this Section 15 and Section 29(c) would fail to produce such final Capital Account balances (a) such provisions shall be amended by the Manager if and to the extent necessary to produce such result and (b) income and taxable loss of the Company for prior open years (or items of gross income and deduction of the Company for such years) shall be reallocated by the Manager among the Members to the extent it is not possible to achieve such result with allocations of items of income (including gross income) and deduction for the current year and future years, as approved by the Manager. The Manager shall have the power to amend this Agreement without the consent of the Members, as it reasonably considers advisable, to make the allocations and adjustments described in this Section 15(h).

16.  Distributions. Other than Distributions pursuant to a dissolution of the Company in accordance with Sections 28 and 29, Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Manager (based upon the available cash of the Company, as determined from time to time by the Manager). Without limiting the generality of the foregoing, subject to the Company’s performance and sufficient cash flow, the Manager intends to calculate and distribute any available Distributable Cash on at least an annual basis. Such Distributions shall be made to the Members as follows:

(a)                Operating Distributions. Distributable Cash from Operations shall be Distributed as follows:

(i)                 Distributable Cash from Operations shall be Distributed 100% to the Class A Members until each Class A Member receives its applicable Preferred Return; and

(ii)               Thereafter, Distributable Cash from Operations shall be Distributed 80% to the Class A Members (pro ratably in accordance with their Ownership Interest) and 20% to the Class B Member.

(b)               Capital Transactions and Refinancing Transactions. Distributable Cash from Capital Transactions and Distributable Cash from Refinancing Transactions shall be distributed in the following order of priority:

(i)                 Distributable Cash from Capital Transactions and Distributable Cash from Refinancing Transactions shall be distributed 100% to the Class A Members until each Class A Member receives its applicable Preferred Return; then

(ii)               Distributable Cash from Capital Transactions and Distributable Cash from Refinancing Transactions shall be distributed 100% to the Class A Members until each Class A Member has been repaid its Capital Contribution; and thereafter

(iii)            Distributable Cash from Capital Transactions and Distributable Cash from Refinancing Transactions shall be distributed 80% to the Class A Members (pro ratably in accordance with their Ownership Interest) and 20% to the Class B Member.

(iv)             At the sole discretion of the Manager, Distributable Cash from Capital Transactions and Distributable Cash from Refinancing Transactions may be reinvested into other Assets and such amounts shall not at such time be Distributable under this Section 16(b) or accrue any Preferred Return under this Section 16(b).

(c)                Withholding from Distributions. To the extent that the Company is required by Applicable Law to withhold or to make tax or other payments on behalf of or with respect to any Member, the Company may withhold such amounts from any Distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a Distribution to the Member on behalf of whom the withholding or payment was made.

17. Designation of Manager.

(a)                Manager. The Company shall be managed by one manager. The initial manager shall be EvolveX Capital, LLC. Except as otherwise provided by the Act or the Articles of Organization, each Manager, including a Manager elected to fill a vacancy, shall hold office until his or her death, resignation, court declaration of incompetence, or dissolution.

(b) Removal. The Manager may not be removed by the Members.

(c)                Resignation. The Manager may voluntarily resign from the Company upon one hundred and eighty (180) days’ prior written notice to the Members.

(d)               Vacancies. Upon the death, resignation, court declaration of incompetence, or dissolution of a Manager, a new Manager may be appointed by the Class A Members holding a Majority Interest. Any Management Fee (as defined below) that has accrued as of the date of such death, resignation, court declaration of incompetence, or dissolution of a Manager shall be an accrued liability of the Company, owed to the Manager or the Managers heirs, executors, administrators, successors and assigns, as applicable.

18. Management.

(a)                Authority and Decisions. Except as otherwise provided herein, the business and affairs of the Company shall be directed and managed by the Manager and the Manager shall have full, complete, sole, and exclusive authority, power and discretion to make any and all decisions with respect thereto. Without limiting the foregoing, the Manager shall have the authority, power, and discretion to do the following:

(i)                 to manage, maintain, control and otherwise provide for the day-to- day operation of the Assets of the Company;

(ii)               to manage, control, invest, reinvest, acquire or purchase, lease or otherwise sell, contract to purchase or sell, grant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all Company Assets of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Company;

(iii)            to employ, engage, contract with, or dismiss from employment or engagement Persons to the extent deemed necessary by the Manager for the operation and management of the Company’s business, including but not limited to consultants, accountants, attorneys, insurance brokers, and others;

(iv)             to enter into contracts on behalf of the Company and to perform or cause to be performed by power of attorney or otherwise all of the Company’s obligations;

(v)               to loan the Company’s money and execute and deliver instruments and documents and accept payments in connection therewith;

(vi)             to borrow money, procure loans and advances from any Person for Company purposes, and to apply for and secure, from any Person, credit for accommodations; to contract liabilities and obligations, direct, or contingent and of every kind and nature with or without security; and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

(vii)           to pledge, hypothecate, mortgage, assign, deposit, deliver, or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Company Assets, tangible or intangible, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable;

(viii)        to acquire and enter into any contract of insurance which the Manager deem necessary or appropriate for the protection of the Company, for the conservation of the Company’s Assets or for any purpose convenient or beneficial to the Company;

(ix)             to conduct any and all banking transactions on behalf of the Company; to adjust and settle checking, savings, and other accounts which such institutions as the Manager shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment, of money in, into, or from any account in the Company’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(x)               to demand, sue for, receive, and otherwise take steps to collect or recover all debt, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Company may be entitled or which are or may become due the Company from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest, and abandon all legal proceedings in which the Company is or may hereafter be interested; and to settle, compromise, or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Company and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(xi)             to make arrangements for financing, including the taking of all actions deemed necessary or appropriate by the Manager to cause any approved loans to be closed;

(xii)           to take all reasonable measures necessary to insure compliance by the Company with applicable arrangements, and other contractual obligations and arrangements entered into by the Company from time to time in accordance with the provisions of this

Agreement, including periodic reports as required to lenders and using all due diligence to insure that the Company is in compliance with its contractual obligations;

(xiii) to maintain the Company’s books of account and records; and

(xiv)         to prepare and deliver, or cause to be prepared and delivered by the Company’s accountants, all financial and other reports with respect to the operations of the Company, and preparation and filing of all federal and state tax returns and reports.

(b)               No Authority to Members. No Member shall have the power to act for or bind the Company as all such power is being vested exclusively in the Manager. Except as otherwise provided herein, to the extent the duties of the Manager require expenditures of funds to be paid to third parties, the Manager shall not have any obligations hereunder except to the extent that Company funds are reasonably available to them for the performance of such duties, and nothing herein contained shall be deemed to require the Manager, in their capacity as such, to expend individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Company.

(c)                Delegation to Officers. Any action that otherwise may be taken by the Manager may be taken by an officer of the Company to the extent authority for such action has been delegated to such officer by the Manager (either specifically or under a general delegation of authority).

(d)               Fees and Additional Compensation to Manager and Affiliates. The Manager or its designated Affiliates shall receive:

(i)                 The Asset Management Fee, which shall be paid no more frequently than monthly, or at such later time, in arrears, at the sole discretion of the Manager;

(ii)               The Asset Acquisition Fee, which shall be based on the purchase price of the Asset in question and shall be payable at the closing of the acquisition of each Company Asset, or at such later time, in arrears, as the Manager may determine in its sole discretion;

(iii)            The Asset Disposition Fee, which shall be based on the sale price of the Asset in question and shall be payable at the closing of the disposition of each Company Asset, or at such later time, in arrears, as the Manager may determine in its sole discretion;

(iv)             In the event the Manager or an Affiliate of the Manager shall provide property management services for any Managed Real Estate, then the Company shall pay to the Manager a monthly fee (“Property Management Fee”) equal to the market rate that is reasonable and not in excess of the customary property management fee which would be paid to an independent third party property manager in connection with such property management. The Property Management Fee shall be payable in the ordinary course consistent with industry standards within the geographic community in which the Managed Real Estate is located;

(v)               In the event that any Managed Real Estate undergoes any construction or renovation, the Company shall pay to the Manager a fee (the “Construction Management Fee”) equal to the greater of three percent (3%) of the budgeted construction and improvements costs for each such construction project or market rate. The Manager shall provide the Company with a written budget for each such project with a reasonable and customary itemization of costs. The Construction Management Fee shall be paid within thirty (30) days of the completion of the applicable construction project. If the Manager or an Affiliate of the Manager provides general contractor services with respect to such construction or renovation as discussed in this Section 18(d)(v), the Manager shall be entitled to an additional fee that is reasonable and not in excess of the customary general contractor fee which would be paid to an independent third party general contractor in connection with such construction or renovation;

(vi)             If the Manager shall act in the capacity of real estate broker (e.g. as a buyer’s or seller’s agent in the purchase or sale of any real estate) the Manager may be paid a customary real estate brokerage fee that is reasonable and not in excess of the customary real estate brokerage commission fee which would be paid to an independent third party real estate broker in connection with such representation; and

(vii)           The Manager shall be entitled to receive, out of Company funds available therefor, reimbursement of all amounts reasonably expended by the Manager or its Affiliates out of its own funds in payment of properly incurred Company obligations including but not limited to: (a) all expenses of organizing the Company and offering the Units, including legal, accounting, consulting and tax advice; (b) costs and expenses incurred in connection with the Manager’s performance of its duties, such as costs paid to professional service providers; and (c) marketing costs in connection with the offering and sale of the Units, including any and all registration and filing fees, sales commissions, or any other amount payable to any Governmental Authority in connection therewith. Reimbursements pursuant to this Section shall not be duplicative of payments under any other provision of this Agreement or any other agreement.

(viii)        In the event there are insufficient Company funds to pay the Manager any fee then due under this Section 18 (a “Management Fee”), the Manager in its sole discretion may cause such Management Fee to be accrued and paid at such time(s) as the Company has sufficient funds or upon the liquidation of the Company. Any unpaid Management Fee shall be an accrued liability of the Company.

19.  Officers. Officers of the Company may be appointed from time to time by the Manager. No officer need be a Member. Any officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular officers and, unless the Manager decides otherwise, if the title is one commonly used for officers of a Colorado corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Manager and subject to all standards of care and restrictions applicable to the officers of a Colorado corporation under Applicable Law. Each officer shall hold office until his successor is duly designated and qualified or until his death or until he resigns or is removed by the Manager with or without cause. Any number of offices may be held by the same person.

20. Company Meetings.

(a)                Company Meetings. No meetings of the Members shall be required to be held. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may only be called by the Manager or the Class B Member. The affirmative vote of the Class B Member shall be the act of the Members. Members may participate in any meeting by conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation by such means in such meeting shall constitute attendance and presence in person at such meeting. Unless otherwise agreed by the Members, the Manager shall preside over all meetings of the Members.

(b)               Actions Without Meetings. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Class B Member. Every written consent shall bear the date of signature of each Member who signs the consent. A photographic, photostatic, facsimile, or similar reproduction of a writing actually signed and delivered by a Member shall be regarded as signed by the Member for purposes of this Section 20. Prompt notice of the taking of any action by Members without a meeting by less than unanimous written consent shall be given by the Company to those Members who did not consent in writing to the action; provided, however, that the Company shall not be prohibited from taking the action so approved pending or following the delivery of such notice.

21.  Other Business. The Manager and Members and any Affiliate of the Manager or Members may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. None of the Company or the other Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

22. Confidential Information.

(a)                The term “Confidential Information” shall mean certain information and materials related to and that are unique to the Company, not already well known or reasonably discoverable upon research by a person outside of the Company, including trade secrets as defined by Colorado law (whether in paper or electronic form, or contained in any of the

Member’s memory, or otherwise stored or recorded). Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning (i) the marketing, distribution, and sales of the Assets and any and all services related thereto, including trade secrets, processes, technology, intellectual property, information relating to research and development, inventions, designs, formulas, configurations, engineering drawing, studies, plans, specifications, computer software, computer hardware, developed (in whole or in part) products, techniques, composition of materials, or applications for particular technologies;

(ii) the manner and details of the Company’s business operation, organization and management; financial information and/or documents and other printed, written or electronic material generated or used in connection with the business; (iii) nonpublic forms, contracts and other documents used by the Company in its business; and (iv) all information concerning the Company’s employees, agents and contractors, including, without limitation, such persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any. “Confidential Information” shall not include information that is in the public domain through no wrongful act on the part of any Member.

(b)               With respect to the foregoing restrictions, the Members each expressly acknowledge and agree that: (i) the Confidential Information is valuable, special, and unique to the Company; that it is not widely known; and that the Company’s operation of its business depends on such Confidential Information; (ii) such Member will take, reasonable, and necessary steps to protect the Confidential Information and keep it confidential; and (iii) the restrictions are necessary to protect the Company’s legitimate interests in the Confidential Information, and that any violation thereof would result in irreparable injury to the Company.

(c)                Injunctive Relief. The Members agree that each are obligated under this Agreement to comply with covenants of a special character, thereby giving this Agreement unique value so that the violation by a Member of this Agreement, including without limitation this Section 22, could not reasonably or adequately be compensated in damages at law. Therefore, the Members agree that, in the event of any breach (or threatened breach) by a Member of any covenant or obligation contained in this Agreement, the Company will be entitled to injunctive relief (in addition to any other remedy that may be available to them, including monetary damages).

23.  Standards of Care; Limitation of Liability. Notwithstanding any other provision of this Agreement or Applicable Law, whenever in this Agreement or any other agreement contemplated hereby or otherwise, the Manager, in its capacity as the manager of Company, is permitted to or required to make a decision, the Manager shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company or the Members, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Act or under any other Applicable Law, rule or regulation. Whenever in this Agreement or any other agreement contemplated hereby or otherwise the Manager is permitted to or required to make a decision in “good faith” then for purposes of this Agreement, the Manager, or any of their Affiliates that cause them to make any such decision, shall be conclusively presumed to be acting in good faith if such Person or Persons subjectively believe(s) that the decision made or not made is in the best interests of Company.

(a)                Whenever the Manager makes a determination or takes or declines to take any other action, or any of their Affiliates cause them to do so, in their individual capacities as opposed to in their capacities as the Manager of Company, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Manager, or such Affiliates causing them to do so, are entitled, to the fullest extent permitted by Applicable Law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation, whatsoever to the Company, any Member or any other Person bound by this Agreement, and the Manager, or such Affiliates causing them to do so, shall not, to the fullest extent permitted by Applicable Law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other Applicable Law, rule or regulation or at equity. Except as expressly set forth in this Agreement, to the fullest extent permitted by Applicable Law, the Manager shall not have any duties or liabilities, including fiduciary duties, to the Company, any Member or any other Person bound by this Agreement or any creditor of Company, and the provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of the Manager otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Manager.

(b)               The Members expressly acknowledge that the Manager is under no obligation to consider the separate interests of the Members (including, without limitation, the tax consequences to Members) in deciding whether to cause Company to take (or decline to take) any actions, and that the Manager shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Members in connection with such decisions.

(c)                The Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties hereto.

(d)               The Manager may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by them, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters that the Manager reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(e)                The Manager shall have the right, in respect of any of their powers or obligations hereunder, to act through any of their duly authorized officers or any duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the Manager in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the Manager hereunder.

24. Exculpation and Indemnification.

(a)    The Manager shall not be liable to the Company, any other Members or any other Person who has an interest in the Company for any loss, damage, or claim incurred by reason of any act or omission performed or omitted by the Manager in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Manager by this Agreement.

(b)     Indemnification: Proceeding Other than by Company. The Company may, but is not obligated to, indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he or she is or was a Manager, Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, shareholder, director, officer, partner, trustee, employee or agent of any other Person, joint venture, trust or other enterprise, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

(c)    Indemnification: Proceeding by Company. The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Manager, Member, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, shareholder, director, officer, partner, trustee, employee or agent of any other Person, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(d)   Mandatory Indemnification. To the extent that a Manager, Member, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Sections 24(b) or (c), or in defense of any claim, issue or matter therein, he or she must be indemnified by the Company against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

(e)    Authorization of Indemnification. Any indemnification under Sections 24(b) or (c), unless ordered by a court or advanced pursuant to Section 24(f), may be made by the Company only as authorized in the specific case upon a determination that indemnification of the Manager, Member, officer, employee or agent is proper in the circumstances. The determination must be made by the Class B Member if the Person seeking indemnity is not the Class B Member or by independent legal counsel selected by the Managers in a written opinion.

(f)     Mandatory Advancement of Expenses. The expenses of Managers, Members and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Manager, Member or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. The provisions of this Section 24(f) do not affect any rights to advancement of expenses to which personnel of the Company other than Managers, Members or officers may be entitled under any contract or otherwise.

(g)   Effect and Continuation. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Sections 24 (a) – (f), inclusive:

(i)                 Does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under the Articles of Organization or any operating agreement, vote of Members or disinterested Managers, if any, or otherwise, for either an action in his or her official capacity or an action in another capacity while holding his or her office, except that indemnification, unless ordered by a court pursuant to Section 24(c) or for the advancement of expenses made pursuant to Section 24(f), may not be made to or on behalf of any Member, Manager or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, breach of fiduciary duty, fraud or a knowing violation of the law and was material to the cause of action.

(ii)               Continues for a Person who has ceased to be a Member, Manager, officer, employee or agent and inures to the benefit of his or her heirs, executors and administrators.

(h)   Notice of Indemnification and Advancement. Any indemnification of, or advancement of expenses to, a Manager, Member, officer, employee or agent of the Company in accordance with this Section 24, if arising out of a proceeding by or on behalf of the Company, shall be reported promptly in writing to the Members

(i)     Repeal or Modification. Any repeal or modification of this Section 24 by the Members of the Company shall not adversely affect any right of a Manager, Member, officer, employee or agent of the Company existing hereunder at the time of such repeal or modification.

25.  Restrictions on Transfers of Units. A Member shall not sell, assign, exchange, pledge, or otherwise transfer for consideration (collectively, “Sell” or “Sale”) or give or otherwise transfer for no consideration (collectively, “Give” or “Gift”) all or any part of the Member’s Units (including, without limitation, voting rights or the Member’s Economic Interest (as defined below) without the prior written consent of the Manager, in the Manager’s sole and absolute discretion. A Sale or Gift, including but not limited to a Sale or Gift by operation of law, of Units collectively may be referred to as a “Transfer” under this Agreement, a Member who Transfers his or her Units may be referred to as a “Transferring Member,” and a Person to whom a Unit is transferred may be referred to as a “Proposed Transferee” or a “Transferee.” Each Member hereby acknowledges the reasonableness of the restrictions on the Transfer of Units imposed by this Agreement in view of the Company’s purposes and the relationship of the Members. Accordingly, the restrictions on Transfer contained herein shall be specifically enforceable. Any Transfer or attempted Transfer of all or any portion of Units in violation of this Section 24(b) shall be null and void and of no effect whatsoever, and the Company shall not recognize such Transfer or attempted Transfer. There are no permitted Gifts under this Section 24(b).

26.  Resignation. A Member may not resign or retire as a Member of the Company without the written consent of the Manager. A Member which resigns or retires in contravention of this Agreement shall be liable to the Company for any damages occasioned by such resignation or retirement and, in addition to any remedies the Company may have at law or in equity, the Company may offset against any amounts it may owe to such resigning or retiring Member (in connection with a Distribution or otherwise) any such damages occasioned by such resignation or retirement.

27. Dissociation of Members.

(a)                Dissociation in General. A Class A Member shall become a “Dissociated Holder” to the extent such Class A Member’s Class A Units become the subject of a Dissociation Event. A Dissociation Event shall mean that the Class A Units of the Class A Member shall be converted from a membership interest to an Economic Interest as set forth in Section 27(b) (and thus the Dissociated Holder shall cease to be a Member with respect to such Units which is the subject of a Dissociation Event), upon the happening of any of the following events (the “Dissociation Event”):

(i) the bankruptcy of a Class A Member;

(ii)               in the case of a Class A Member who is a natural person, the death of the Class A Member or the entry of an order by a court of competent jurisdiction adjudicating the Class A Member incompetent to manage the Class A Member’s person or property;

(iii)            in the case of a Class A Member who is not a natural person, the dissolution or termination of such Class A Member;

(iv)             a transfer of any or all of a Class A Member’s Units due to foreclosure even if the pledge or encumbrance of all or any portion of any of the Units as security for repayment of a liability has been previously approved;

(v)               any judicial order to convey all or any portion of the Class A Member’s Units as a result of judicial order or legal process; or

(vi)             the divorce or dissolution of the marriage of a Class A Member who is a natural person, where a court issues a decree or order that transfers, confirms, or awards such Class A Member’s Class A Units, or any portion thereof, to that Member’s spouse

(b)               Conversion to Economic Interest. Upon the Dissociation of a Member, the Units subject to the Dissociation Event shall immediately and automatically convert from a membership interest into a right to receive only a share of Distributions and tax allocations pursuant to this Agreement, but shall not have the right: (i) to vote on any matter as a Member; (ii) to participate in the management of the business and affairs of the Company; or (iii) to otherwise exercise or enjoy the powers or privileges of a Member under this Agreement, the Articles, or the Act (an “Economic Interest”). If a Dissociated Holder who is a natural person dies or a court of competent jurisdiction adjudges the Dissociated Holder to be incompetent to manage his or her person or his or her property, the Dissociated Holder’s personal representative, administrator, guardian, conservator or other legal representative may exercise the Dissociated Holder’s rights under the converted Economic Interest. If a Dissociated Holder is not a natural person, and is dissolved or terminated, the powers with respect to the Economic Interest of the Dissociated Holder may be exercised by the Dissociated Holder’s legal representative or successor. A Dissociated Holder’s Economic Interest may be reconstituted as a membership interest upon the consent of the Manager.

(c)                Repurchase Rights. Unless reconstituted as a membership interest pursuant to Section 27(b) and upon a Dissociation Event, the Company, and the Members other than the

Dissociated Holder (the “Non-Dissociated Members”), and each of them, have the option to purchase the Dissociated Holder’s Economic Interest subject to the Dissociation Event (the “Dissociation Offered Units”) on the terms and conditions as provided in this Section 27 for a period of 360 days following the date of the determination of the Agreed Value (as defined below) of the Dissociation Offered Units (the “Dissociation Option Period”). The purchase option shall be exercised by written notice to the Dissociated Holder given within such Dissociation Option Period as set forth herein. The Company may exercise its purchase option during the first 180 days of the Dissociation Option Period. If the Company fails to exercise its purchase option as to all the Dissociation Offered Units, then each Non-Dissociated Member shall have the option to purchase the remaining portion of the Dissociation Offered Units by notifying the Dissociated Holder and the Company in writing whether such Non-Dissociated Member exercises such Non- Dissociated Member’s option to purchase the remaining portion of the Dissociation Offered Units and the percentage of the remaining portion of the Dissociation Offered Units such Non- Dissociated Member agrees to purchase. If the Non-Dissociated Members oversubscribe for the remaining portion of the Dissociation Offered Units, then the allocation provisions of Section 27(e) shall be applicable. For the avoidance of doubt, any transfer of Units pursuant to this Section 27(c) shall be exempt from the transfer restrictions set forth in Section 25.

(d)               Purchase Price. The purchase price of the Dissociated Offered Units shall be determined as follows:

(i)                 If the option to purchase is triggered by a Dissociation Event described in Section 27(a)(ii) or 27(a)(iii), then the purchase price for the Dissociation Offered Units to be purchased shall be the Agreed Value of the Dissociated Holder’s Units.

(ii)               If the option to purchase is triggered by any reason other than a Dissociation Event described in Section 27(a)(ii) or 27(a)(iii), the purchase price shall be 80% of the Agreed Value of the Dissociated Holder’s Units. In addition, the Dissociated Holder shall pay to the Company, as liquidated damages, any and all costs and expenses incurred by the Company or the Non-Dissociated Members as a result of the Dissociation of the Member, including but not limited to attorneys fees and those costs and expenses associated with or incurred in connection with any challenge to the enforceability or application of this Section 27(d)(ii), but excluding those costs and expenses described in the definition of Agreed Value.

(iii)            For the purposes of this Agreement, the term “Agreed Value” means the fair market value of the Dissociated Holder’s Units in the Company as determined by mutual agreement between the Dissociated Holder and the Option Holder (as defined below). If the parties are unable to agree upon the fair market value of the Dissociated Holder’s Units in the Company within 60 days of the date of the Dissociation Event, then the Agreed Value shall mean the fair market value of the Dissociated Holder’s Units in the Company as a Member immediately prior to the Dissociation Event as determined by appraisal of the Dissociated Holder’s Units in the Company as set forth below.

(A)             The Dissociated Holder and the Company or Non- Dissociated Members, collectively (such option holder or option holders collectively referred to in this definition of Agreed Value as the “Option Holder”) shall agree to appoint, within 90 days of the date of exercise of the purchase rights set forth in Section 27(c), at the shared expense (i.e., one-half each) of the Dissociated Holder and the Option Holder(s) exercising the purchase right, a qualified appraiser (the “Qualified Appraiser”), who shall be a professional appraiser or certified public accountant qualified by experience and ability to appraise the interests of a partner of a limited partnership, the membership interests of a limited liability company and the shares of the capital stock of a closely-held corporation. If only one Qualified Appraiser is appointed, that appraiser’s written opinion on the fair market value of the Dissociated Holder’s Units in the Company shall be conclusive and binding on both the Dissociated Holder and the Option Holder.

(B)              If the Dissociated Holder and the Option Holder cannot agree among themselves within the 90-day period the appointment of the Qualified Appraiser, the Dissociated Holder, at such Dissociated Holder’s sole expense, shall appoint a Qualified Appraiser, and the Option Holder shall, at such Option Holder’s sole expense, appoint a Qualified Appraiser within 120 days of the Dissolution Event. If only one of the parties appoints a Qualified Appraiser within the 120-day period, that appraiser’s written opinion on the fair market value of the Dissociated Holder’s Units in the Company shall be conclusive and binding on both the Dissociated Holder and the Option Holder. If the Disassociated Member and the Option Holder each appoint a Qualified Appraiser, and if both Qualified Appraisers agree on the fair market value of the Company, their opinion, which shall be submitted in writing, shall be conclusive and binding on both the Dissociated Holder and the Option Holder.

(C)              If the two Qualified Appraisers disagree on the fair market value of the Company by less than 10% of the lesser appraisal, the fair market value of the Company shall be equal to the average of the two appraisals, and such value shall be conclusive and binding on the Dissociated Holder and the Option Holder. If the two Qualified Appraisers disagree on the fair market value of the Company by more than 10% of the lesser appraisal, they shall appoint a third Qualified Appraiser mutually acceptable to them. If the two Qualified Appraisers cannot mutually agree on the appointment of a third Qualified Appraiser within twenty days of the date of the earliest written appraisal, the third Qualified Appraiser shall be chosen by the chief judge of judicial district of the State of Colorado where the principal offices of the Company are then located. The fees and expenses of the third Qualified Appraiser shall be divided equally between the Dissociated Holder and the Option Holder. The written appraisal of such third Qualified Appraiser shall be conclusive and binding on both the Dissociated Holder and the Option Holder.

(e)                Procedures in the Event of Oversubscription. If the Non-Dissociated Members oversubscribe for the Dissociation Offered Units, then each subscribing Non- Dissociated Member shall be entitled to purchase a fraction of the Dissociation Offered Units, the numerator of which is the Units then held by each subscribing Non-Dissociated Member, and the denominator of which is the Units then held by all the subscribing Non-Dissociated Members; provided, however, that no subscribing Non-Dissociated Member shall be allocated more of the Dissociation Offered Units than the maximum amount such subscribing Non-Dissociated Member indicated in such Non-Dissociated Member’s notice to purchase, and any Dissociation Offered Units which would otherwise be allocated to such subscribing Non-Dissociated Member will be allocated among the other subscribing Non-Dissociated Member in accordance with this sentence. Nothing contained herein shall prevent any two or more subscribing Non-Dissociated Members from agreeing on an alternative allotment among themselves at any time prior to purchase and so advising the Dissociated Member and the Company, provided that such subscribing Non-

Dissociated Members in a group purchase all the Dissociation Offered Units allocated to them.

(f)                 Payment terms of Purchase Price. The purchase price for the Dissociation Offered Units shall be paid in cash, or certified check, or at the option of the Option Holder purchasing the Dissociation Offered Units (each a “Purchaser”), 20% of the purchase price may be paid on the respective closing date with the remaining balance to be paid in four equal annual installments of principal and interest. This installment obligation shall be evidenced by a promissory note containing an interest rate equal to the prime rate published by The Wall Street Journal (New York edition), as of the closing date plus 1%. The promissory note shall provide that the maker shall have the privilege at any time to prepay without penalty all or any part of the balance due on the Note with interest to the date of prepayment. The promissory note shall be secured by a pledge of the Dissociation Offered Units being purchased pursuant to such promissory note. Each Purchaser shall be liable and obligated only for the purchase of and payment for such respective Purchaser’s share of the Dissociation Offered Units and shall not be jointly and severally liable with any other Purchaser. The foregoing provisions shall not prevent any Purchaser and the Dissociated Holder from agreeing on alternative terms of payment. Upon final payment of the purchase price, the Dissociated Holder shall deliver to each Purchaser documents that evidence the transfer of the Dissociation Offered Units, free and clear of all claims, equities, liens, charges, and encumbrances.

28.  Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the earliest to occur of the following:

(a) the written consent of a Supermajority Interest of the Class A Members and

the Manager;

(b) the Manager (i) files an application for or consents to, the appointment of a trustee or receiver of its assets; (ii) files a voluntary petition in bankruptcy or files a pleading in any court of record admitting in writing its inability to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files an answer admitting the material allegations of, or consents to, or defaults in answering a bankruptcy petition filed against it; or (v) any court of competent jurisdiction enters an order, judgment or decree adjudicating the Manager a debtor or appointing a trustee or receiver of its assets, if such order, judgment or decree continues un-stayed and in effect for a period of 60 days;

(c)                the death, resignation, court declaration of incompetence, or dissolution of the Manager when an approved replacement is not obtained within one-year of such death, resignation, court declaration of incompetence, or dissolution as set forth in Section 17(d);

(d)               the sale of all or substantially all of the Assets of the Company; provided, however, that if the Company receives any deferred or noncash consideration in conjunction with such sale, the Company shall not be dissolved hereunder until the Manager determines that the continued existence of the Company is no longer necessary to collect or hold such deferred or noncash consideration; and

(e)                the entry of a decree of judicial dissolution of the Company under Section 7-80-810 of the Act.

29. Liquidation Upon Dissolution.

(a)                Liquidator. Upon the dissolution of the Company, sole and plenary authority to effectuate the liquidation of the Assets of the Company shall be vested in the Manager and, in the event of the resignation, dissolution, liquidation, or bankruptcy of the Manager, in a liquidator to be appointed by a Majority Interest of the Class A Members (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign and encumber any and all of the Company’s Assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)               Value of Assets. The Liquidator shall determine, in its sole discretion, the fair market value of all Assets of the Company as at the date of Distribution of such Assets and the profits and losses resulting from such Distribution shall be allocated in accordance with Section 15 hereof.

(c)                Distribution of Proceeds of Liquidation. The proceeds of liquidation of the Assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

(i)                 first, to the creditors of the Company, including creditors who are Members, in the order of priority provided by Applicable Law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or un-matured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

(ii) thereafter, to the Members in accordance with Section 16.

(d)               Any Distributions to the Members in respect of such liquidation shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations. If the Capital Account of any Member has a deficit balance after such Distributions (after giving effect to all contributions, Distributions and allocations for all taxable years) such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit and such deficit shall not be considered a debt owed to the Company or to any other person or entity

30. Tax Matters.

(a)                Filings. The Manager shall, on behalf of the Company, arrange, supervise and oversee the preparation and timely filing of all returns of Company income, gain, deductions, losses, credits and other items necessary for federal, state, local, and foreign income tax purposes and shall use all reasonable efforts to furnish to the Members, within 90 days after the close of the taxable year, the tax information reasonably required for federal, state, local and foreign income tax reporting purposes. The taxable year of the Company shall be the calendar year unless another year is required by the Code (the “Company Year”).

(b)               Elections. The Manager shall make all tax elections on behalf of the Company; provided, however, that if a distribution of Company property as described in Section 734 of the Code occurs or if a transfer of Units or an Interest in the Company as described in

Section 743 occurs, on the written request of any Member, the Company shall make an election pursuant to Section 754 of the Code to adjust the basis of Company properties.

(c) Partnership Representative.

(i)                 Appointment. The Manager shall be the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a) (as amended by the Bipartisan Budget Act of 2015 (“BBA”)). The Partnership Representative may resign at any time if there is another Member to act as the Partnership Representative.

(ii)               Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by any federal, state, local, or foreign taxing authority (each a “Taxing Authority”), including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole and absolute discretion. The Partnership Representative shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. The Company and its Members shall be bound by the actions taken by the Partnership Representative.

(iii)            BBA Elections and Procedures. In the event of an audit of the Company that is subject to the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”), the Partnership Representative, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative or the Company under the BBA Procedures (including any election under Code Section 6226 as amended by the BBA). If an election under Code Section 6226(a) (as amended by the BBA) is made, the Company shall furnish to each Member for the year under audit a statement of the Member's share of any adjustment set forth in the notice of final partnership adjustment, and each Member shall take such adjustment into account as required under Code Section 6226(b) (as amended by the BBA).

(iv)             Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member's federal, state, foreign or other income tax return with the treatment of the item on the Company's return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226 as amended by the BBA) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member by the Company, and such Member shall be liable to the Company for all of its costs, expenses, and fees (including attorneys’ and accountants’ fees) incurred in connection therewith.

(v)               Income Tax Elections. Except as otherwise provided herein, the Partnership Representative shall have sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company; provided, that the Partnership

Representative will make an election under Code Section 754, if requested in writing by another Member.

31.  Amendment. This Agreement may not be amended, except the Manager shall have the authority to (i) amend the Members Schedule as necessary to reflect the identity of holders of the Units and new Members; (ii) add to the representations, duties, or obligations of the Manager or surrender any right or power granted to the Manager; (iii) cure any ambiguity or correct or supplement any provision hereof which may be inconsistent with any other provision hereof or correct any printing, stenographic, or clerical errors or omissions; (iv) provide for the admission, withdrawal, or substitution of Members in accordance with this Agreement; (v) delete or add any provisions of this Agreement required to be so deleted or added by Applicable Law or by a securities law commissioner or similar such official or in order to qualify for a private placement exemption; (vi) to reflect any change in the amount of the Capital Contribution of any Member in accordance with this Agreement; and (vii) as otherwise provided in this Agreement; provided, however, that no amendment shall be adopted pursuant to this Section 31 if such amendment would

(a)  modify the limited liability of a Member, (b) alter a Member’s right to transfer all or a portion of such Member’s Units pursuant to this Agreement, (c) alter any provision contained in this Section 31 (with any such alteration being deemed to adversely affect each Member), or (d) limit or adversely affect such Member’s voting rights; provided, however, that this consent provision shall not apply in the case of any effect that applies proportionally to all Members.

32.  Representations and Warranties of the Class A Members. Each Class A Member hereby makes the representations and warranties set forth below with the express intention that they be relied upon by the Company, the Manager, and the officers of the Company in determining the suitability of such Class A Member’s acquisition of Class A Units.

(a)                Units Not Registered. The Member understands that the Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state Securities Law (the “Blue Sky Laws” and, together with the Securities Act, the “Securities Laws”). Furthermore, the Company is not under any obligation to register the Units at any time under Securities Laws.

(b)               Acquisition of Units is Speculative. The Member has reviewed all documents the Member deems necessary to understand and evaluate the risks and merits of an investment in the Company. The Member recognizes that (i) the purchase of the Units is a speculative investment involving a high degree of risk, (ii) the economic benefits that may be derived therefrom are uncertain, and (iii) the total amount of the Member’s investment could be lost.

(c)                Forward Looking Statements. The Member understands that to the extent that the Member has received information consisting of projections and estimates concerning the timing and success of general investments or specific activities, revenues, income and capital spending, which are known as “forward-looking statements,” such information is subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from those that are expected. The Member further understands that the forward-looking statements are not guarantees of future performance and the Member cannot be assured that such statements will be realized or the forward-looking events and circumstances will occur.

(d)               Ability to Bear Risk of Investment. The Member has the ability to bear the economic risks of the investment. The Member’s overall commitment to investments that are illiquid or not readily marketable is in proportion to the Member’s net worth, and the acquisition of the Units will not cause the Member’s overall commitment to illiquid investments to become disproportionate to the Member’s net worth. The Member has adequate means of providing for the Member’s financial requirements, both current and anticipated, and has no need for liquidity in an investment in the Units.

(e)                Investment Purposes. The Member is acquiring the Units for investment for his, her or its own account and beneficial interest and not with a view to or for resale or distribution thereof. The Member further represents that the Member does not have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participation to any such Person with respect to the Units.

(f)                 SEC Disclaimer. The Member understands and agrees that the Units have not been recommended, approved or disapproved by the United States Securities and Exchange Commission or any other federal or state securities commission or regulatory authority, nor has any such commission or regulatory authority passed upon the accuracy or determined the adequacy of this Agreement, the items contained in this Agreement, any ancillary documents and any document or disclosure the Member may have received with respect to the Company. Any representation to the contrary is a criminal offense.

(g)               Binding Obligation; Compliance with Other Instruments. This Agreement has been duly authorized, executed and delivered by the Member and constitutes the valid and legally binding obligation of the Member, enforceable against the Member in accordance with its terms. The Member is not in violation or default of, and the execution, delivery and performance of and compliance with this Agreement by Member will not result in a violation or default of any provision of any document, agreement or order, each as in effect immediately prior to entering into this Agreement, that would reasonably be expected to prevent the Member from performing or materially adversely affect the Member’s ability to perform his, her or its obligations under this Agreement.

(h)               Opportunity to Investigate the Risks. The Member and his, her, or its representative(s), as applicable, have received and reviewed certain information concerning the Company and the Member has had an opportunity to make inquiries concerning the Company and all matters relevant to an investment in the Company. The Member has been given the opportunity to ask questions of, and receive answers from, the Company concerning the Company’s business, capital structure, management, the Units, the risks associated with an investment in the Company, and has been given the opportunity to obtain such additional information as the Member deems necessary to evaluate an investment in the Company. The Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided to the Member other than that set forth in this Agreement.

(i)                 Experience. The Member, together with the Member’s advisor(s), has such knowledge and experience in financial, tax, and business matters so as to enable the Member to evaluate the merits and risks of an investment in the Company. The Member, together with the

Member’s advisor(s), is able to fend for himself, herself, or itself in transactions such as the one contemplated by this Agreement.

(j) Accredited Investor. The Member is either:

(i)                 an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and, in such case, shall submit to the Company such further assurances of such status as may be reasonably requested by the Company; or

(ii)               such Member’s Capital Contribution is less than or equal to ten percent (10%) of the greater of such Member’s:

(A) Annual income or net worth, calculated as provided in the definition of “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act; or

(B) Revenue or net assets for the most recently completed fiscal year.

(k)               Investment Company Act. In the event Company is considered to be an “investment company” under Section 3(a)(1) of the Investment Company Act of 1940 (the “1940 Act”), the Member acknowledges that the Company intends to rely on the exception from the definition of “investment company” in Section 3(c)(1) of the 1940 Act. The Member further represents and warrants that if the Member will own 10% or more of the Units outstanding after the Final Closing, the Member is not an “investment company” within the meaning of the 1940 Act, nor is the Member an entity that would be such an investment company, but for the exception provided in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

(l)                 Accuracy of Information; Other Members and Company Relying on Representations and Warranties. The information contained above in this Section 32 is true and accurate information as of the date hereof. The Member understands and agrees that the Member is one of several investors in the Units (the other investors in the Units being referred to herein collectively as, the “Other Members”) and that the Other Members are entering into this Agreement. The Member further understands and agrees that the Other Members and the Company are relying on the accuracy and completeness of the Member’s representations and warranties in this Agreement.

33. Miscellaneous.

(a)                Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability, or illegality shall not impair the operation of or affect those portions of this Agreement, which are valid, enforceable, and legal.

(b)               Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (i)

when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the third day after the date mailed, by certified or registered mail (in each case, return receipt requested, postage pre-paid). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 33(b).):

If to the Manager: EvolveX Equity Fund, LLC Attention: Rodman Schley

7491 Kline Drive

Arvada CO 80005 Email: rodman@gorodman.com

If to the Member, at the address, facsimile, and/or email listed on the records of the Company for such Member.

(c)                Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, Docusign, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original copy of this Agreement.

(d)               Entire Agreement. This Agreement and all schedules and exhibits hereto, together with the Subscription Agreements, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

(e)                Successors. This Agreement shall extend to and be binding upon the parties hereto and their transferees, heirs, successors, assigns, and legal representatives.

(f)                 Governing Law. This Agreement and all related documents including all schedules and exhibits attached hereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Colorado, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Colorado.

(g)               Dispute Resolution. Any dispute that arises under this Agreement, which the parties cannot otherwise resolve, shall be initially submitted to mediation in Denver, Colorado before a mediator agreed upon by the parties; if the parties cannot agree upon a mediator, then they shall submit their dispute to the Judicial Arbiter Group, or, if that company no longer exists, to the American Arbitration Association, for mediation. If a dispute is not resolved within thirty days of the holding of a mediation session, then it shall be submitted for binding arbitration to the Judicial Arbiter Group, or, if that company no longer exists, to the American Arbitration Association in Denver, Colorado pursuant to its Commercial Arbitration Rules. The parties consent to personal jurisdiction and venue being proper in such courts. In arbitration, the arbitrator’s award shall be final and binding and may be entered in any court having jurisdiction thereof.

(h)               Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(i)                 Waiver. Any party hereto may, only by an instrument in writing signed by a duly authorized representative, waive compliance by any other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any terms or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

(j)                 Headings; Definitions; Construction. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. A reference in this Agreement to any statute shall be to such statute as amended from time to time, and the rules and regulations promulgated thereunder.

(k)               Waiver of Partition. The Members agree that the Company Assets are not and will not be suitable for partition. Accordingly, each Member hereby irrevocably waives any and all rights that it may have to maintain any action for partition of any Company Assets.

(l)                 Legal Counsel. The Members and Manager acknowledge that the Company’s counsel, Troxel Fitch, LLC (“TF”) prepared this Agreement on behalf of, and in the course of its representation of the Company. TF may also be counsel to the Manager or any of its Affiliates. Each Class A Member acknowledges that TF does not represent any Class A Member and TF shall owe no duties directly to a Class A Member. Each Class A Member acknowledges that, whether or not TF has in the past represented such Class A Member with respect to other matters, TF has not represented the interest of any Class A Member in the preparation and negotiation of this Agreement. Further, the Class A Members have been advised by TF that a conflict exists among their individual interests as Members of a limited liability company. Each Class A Member should seek the advice of independent counsel prior to becoming a Member, and by signing this Agreement or the Joinder Agreement such Member acknowledges that they have had the opportunity to do so. Finally, each Member acknowledges that TF has advised that there may be tax and legal consequences to this Agreement and that TF has not advised as to the tax and/or legal consequences to the Members individual interest with respect to this Agreement and the transactions referenced herein.

[The remainder of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and year first above written.

MANAGER:

EvolveX Capital, LLC

s/Rodman Schley

By, Rodman Schley, Member

Exhibit A

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Operating Agreement, dated June 9, 2021, as amended from time to time (the “Operating Agreement”), between EvolveX Capital, LLC, a Colorado limited liability company and EvolveX Equity Fund, LLC, a Colorado limited liability company (the “Company”). Pursuant to and in accordance with Section 9(d) of the Operating Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the Operating Agreement and agrees that upon execution of this Joinder, such Person shall become a party to the Operating Agreement and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the Operating Agreement as though an original party thereto and, subject to the consent of the Manager, shall be deemed, and is hereby admitted as, a Member for all purposes thereof and shall be entitled to all the rights incidental thereto, and shall hold the status of a Class A Member.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Operating Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

[NEW MEMBER]

By Name:

Title:

Exhibit B

FORM OF SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”), dated as of [DATE], is entered into by and between EvolveX Equity Fund, LLC, a Colorado limited liability company (the “Company”), and [Investor Name], an individual resident of [STATE] (the “Investor”).

RECITALS

WHEREAS, the Company is a limited liability company formed under the laws of the State of Colorado on June 9, 2021;

WHEREAS, the Investor desires to purchase from the Company, and the Company desires to sell and issue to the Investor, [NUMBER OF CLASS A UNITS] Class A Units, subject to the terms and conditions of this Agreement;

WHEREAS, capitalized terms used but not defined herein have the meanings given to such terms in that certain Operating Agreement, dated June 9, 2021, as amended from time to time, between EvolveX Capital, LLC, and the Company (the “Operating Agreement”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                  Purchase and Sale. Subject to the terms and conditions of this Agreement, on the day of Closing, the Investor shall purchase from the Company, and the Company shall sell and issue to the Investor, [NUMBER OF CLASS A UNITS] Class A Units (the “Subscription Units”) at a price of $1,000 per Class A Unit. Payment for the Subscription Units shall be made by making a contribution to the capital of the Company in the form of cash in the aggregate amount of

$[AMOUNT]. At the Closing, Investor shall execute and deliver to the Company a copy of the Operating Agreement or a joinder agreement in the form provided by the Company. Upon such execution and delivery, the Investor shall become bound by the terms and conditions of the Operating Agreement.

2.      Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that:

(a)                Due Organization; Good Standing. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Colorado.

(b)               Limited Liability Company Power. The Company has all requisite limited liability company power and authority to (a) enter into this Agreement and to perform all of its obligations hereunder, (b) carry out the transactions contemplated hereby and (c) issue the Subscription Units to the Investor.

(c)                Authorization. The Company has taken all limited liability company actions necessary to authorize it to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery of this Agreement by the Investor, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)               Subscription Units. The Subscription Units, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid, and nonassessable and will be free and clear of any liens or encumbrances.

3.      Representations and Warranties of the Investor. The Investor hereby represents and warrants to, and agrees and covenants with, the Company as follows:

(a)                Authority. The Investor has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been, assuming the due authorization, execution, and delivery by the Company, duly and validly executed and delivered by the Investor and constitutes a legal, valid, and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)               No Conflicts; No Consents. The execution and delivery by the Investor of this Agreement, the consummation by the Investor of the transactions contemplated hereby, and the performance of the Investor’s obligations hereunder do not and will not: (a) conflict with or result in a violation or breach of applicable law or (b) assuming the due authorization, execution, and delivery of this Agreement by the Company, violate in any material respect, conflict with in any material respect, or result in any material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or require the Investor to obtain any consent, approval, or action of, make any filing with or give any notice to any Person as a result or under the terms of, any contract, agreement, instrument, commitment or arrangement.

(c)                Investment Intention; Restriction on Dispositions. The Investor is acquiring the Subscription Units solely for the Investor’s own account for investment and not on behalf of any other Person or with a view to, or for sale in connection with, any distribution thereof. The Investor agrees that the Investor will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate, or otherwise dispose of any of the Subscription Units (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Subscription Units), except in compliance with (a) the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission thereunder, (b) applicable state and non-U.S. securities or “blue sky” laws, and (c) the provisions of this Agreement and the Operating Agreement. The Investor further understands, acknowledges, and agrees that none of the Subscription Units or any interest therein or any rights relating thereto may be transferred, sold, pledged, hypothecated, or otherwise disposed of unless (i) the provisions of the Operating Agreement shall have been complied with and (ii) such disposition is exempt from the provisions of Section 5 of the Securities Act or is pursuant to an effective registration statement under the Securities Act and is exempt from (or in compliance with) applicable state securities or “blue sky” laws. Any attempt by the Investor, directly or indirectly, to offer, transfer, sell, pledge, hypothecate, or otherwise dispose of any of the Subscription Units, or any interest therein, or any rights relating thereto, without complying with the provisions of this Agreement and the Operating Agreement, as applicable, shall be void and of no effect.

(d)               Securities Laws Matters. The Investor acknowledges receipt of advice from the Company that: (a) the Subscription Units have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws or non-U.S. securities laws; (b) it is not anticipated that there will be any public market for the Subscription Units; (c) the Investor must continue to bear the economic risk of the investment in the Subscription Units unless the Subscription Units are subsequently registered under the Securities Act and such state or non-U.S. securities laws or an exemption from such registration is available; (d) a restrictive legend shall be placed on any certificates representing the Subscription Units that make clear that such Subscription Units are subject to the restrictions on transferability set forth in this Agreement and the Operating Agreement; and (e) a notation shall be made in the appropriate records of the Company indicating that the Subscription Units are subject to restrictions on transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect thereto.

(e)                Ability to Bear Risk. The Investor acknowledges that: (a) the financial situation of the Investor is such that it can afford to bear the economic risk of holding the Subscription Units for an indefinite period; and (b) the Investor can afford to suffer the complete loss of its investment in the Subscription Units.

(f)                 Access to Information; Sophistication; Lack of Reliance. The Investor is familiar with the business and financial condition, properties, operations, and prospects of the Company and the Investor has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the acquisition of the Subscription Units and to obtain any additional information that the Investor deems necessary to verify the accuracy of the information so provided. The Investor’s knowledge and experience in financial and business matters is such that the Investor is capable of evaluating the merits and risk of the Investor’s investment in the Subscription Units. The Investor has carefully reviewed the terms and provisions of this Agreement and the Operating Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, the Investor represents and warrants that as of the Closing, (a) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties, or business of the Company or as to the desirability or value of an investment in the Company has been made to the Investor by or on behalf of the Company, except for those representations and warranties expressly set forth in Section 2 of this Agreement,

(b)  the Investor has relied upon the Investor’s own independent appraisal and investigation and the advice of the Investor’s own counsel, tax advisors, and other advisors regarding the risks of an investment in the Company, and (c) the Investor will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company.

(g) Accredited Investor. The Investor is either:

(i)                 an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act and,

in such case, shall submit to the Company such further assurances of such status as may be reasonably requested by the Company; or

(ii)               such Member’s Capital Contribution is less than or equal to ten percent (10%) of the greater of such Member’s:

(A) Annual income or net worth, calculated as provided in the definition of “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act; or

(B) Revenue or net assets for the most recently completed fiscal year.

4.      Binding Effect; Benefits. This Agreement shall be binding upon the successors, heirs, executors, and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of any agreement or any provision contained herein.

5.      Waiver. Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof, but only in writing signed by such party. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

6.      Amendments. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties whose rights and/or obligations hereunder are modified by such written agreement.

7.      Assignability. Neither this Agreement, nor any right, remedy, obligation, or liability arising hereunder or by reason hereof shall be assignable by the Investor without the prior written consent of the Company.

8.      Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Colorado.

9.      Enforcement. Each party agrees that the parties shall be entitled to specific performance of the terms hereof.

10.  Notices. All notices, requests, demands, letters, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by next-day or overnight mail or delivery or (iii) sent by e-mail, as follows:

If to the Company: EvolveX Equity Fund, LLC Attention: Rodman Schley

7491 Kline Drive

Arvada CO 80005 Email: rodman@gorodman.com

If to the Investor:

Attn: [NAME] [ADDRESS] [ADDRESS]

All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (A) if by personal delivery, on the day delivered, (B) if by next-day or overnight mail or delivery, on the day delivered, or (C) if by e-mail, on the day delivered.

11.  Headings. The headings contained herein are for convenience and shall not control or affect the meaning or interpretation of any provision hereof.

12.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, Docusign, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original copy of this Agreement.

13.  Severability. In case any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected thereby.

14.  Entire Agreement. This Agreement, together with the Operating Agreement, shall constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, arrangements, understandings, documents, instruments and communications, whether written or oral, with respect to such subject matter.

15.  Further Assurances. Subject to the terms and conditions provided herein, each party hereto covenants and agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable, whether under applicable law or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereby executed this Agreement as of the date first above written.

THE COMPANY:

EvolveX Equity Fund, LLC

By, EvolveX Capital, LLC, Manager By, Rodman Schley, Member

THE INVESTOR:

[NAME]